Exhibit 10(b)

KIMBALL INTERNATIONAL, INC.

ANNUAL PERFORMANCE SHARE AWARD

This Annual Performance Share Award (the "APSA") dated the 22nd day of August 2006 is awarded by Kimball International, Inc., an Indiana corporation ("Company") to _________________ ("Officer") pursuant to the terms of the Company's 2003 Stock Option and Incentive Plan ("Plan").

WHEREAS the Compensation Committee of the Company ("Committee") believes it to be in the best interests of the Company and its shareowners, for its Officers to obtain or increase their shareowner interests in the Company in order that they will have a greater incentive to work for and manage the Company's affairs in such a way that its shares may become more valuable, thereby aligning the personal interests of Officers with the Company shareowners; and

WHEREAS the Officer is employed by the Company or one of its subsidiaries;

Now therefore, in consideration of these premises and of services to be performed by the Officer, the Company hereby makes this APSA to the Officer on the following terms and conditions hereafter expressed and subject to the terms of the Plan.

AWARD

The Company hereby awards to the Officer a total of _________ (_______________) shares of Class ___ Common Stock ("Common Stock") of the Company.

EXPIRATION OF AWARD

The APSA expires upon the final grant of shares or forfeiture of award, as the case may be, pursuant to the terms of this Agreement.

SHARES OF AWARD

Shares of the APSA received will be determined by the bonus computed (stated as a percent of eligible earnings) under the Company's 2005 Profit Sharing Incentive Bonus Plan ("Bonus Plan") for the fiscal year ended June 30, 2007, for the Officer at the Category 1 bonus level ("Bonus Percent"). Shares granted are determined by multiplying the shares awarded times the Bonus Percent. In computing the shares received, the shares will be rounded down to a full share excluding any fractional shares.

FORFEITURE OF AWARD

To be granted shares under the terms of this APSA, the Officer must be a fulltime and eligible employee of the Company at the time shares are granted, except for

  Death
  Permanent Disability
  Retirement after attaining the country-specific retirement age (62 in the U.S.)
  Determination of Ineligibility by the Company

If during the period of July 1, 2006, through June 30, 2007, an Officer's employment is terminated because of Death, Permanent Disability or Retirement, or Ineligibility is Determined, the Officer's shares are determined by multiplying the APSA shares computed for the fiscal year ending June 30, 2007, by a fraction determined by:

  Numerator = number of months in the current fiscal year that the Officer was a fulltime and eligible employee, including the month which the termination of employment or eligibility ends, which shall be considered a full month.
  Denominator = 12 months.

In such cases, the Officer's (or beneficiary, in the event of Officer's death) shares will be granted within 2 1/2 months after the end of the Company's fiscal year.

TAXES

The taxable value of the shares granted will be the number of shares received multiplied by the share price (determined under the applicable tax regulations) as of the date of the issuance.

Taxes due will be satisfied by having shares withheld equal in value to the minimum amount of federal, state and local taxes required by the taxing authorities.

The value of the shares withheld will be determined by using the appropriate method under applicable tax regulations.

RESTRICTIONS ON GRANTED SHARES

There will be no restrictions on the shares of Common Stock granted under the APSA.

NON-TRANSFERABILITY - DEATH

This APSA is not transferable by the Officer otherwise than by will or the laws of descent and distribution.

SHARE CHANGES

If the Company shall at any time change the number of shares of its Common Stock without new consideration to the Company (such as by stock dividend or stock split), the total number of shares subject to the APSA hereunder shall be changed in proportion to the change in issued shares. If during the term of this APSA the Common Stock of the Company shall be changed into another kind of securities of the Company or into cash, securities or evidences of indebtedness of another corporation, other property or any combination thereof, whether as a result of reorganization, sale, merger, consolidation, or other similar transaction, the Company shall cause adequate provision to be made whereby the Officer shall thereafter be entitled to receive upon expiration of the APSA, the cash, securities, evidences of indebtedness, other property or any combination thereof, the Officer would have been entitled to receive for Common Stock acquired through this APSA immediately prior to the effective date of such transaction. If appropriate, the number of shares of this APSA following such reorganization, sale, merger, consolidation or other similar transaction may be adjusted, in each case in such equitable manner as the Committee may select.

AMENDMENT

In the event any new modifications or changes are made to existing laws that render any or all of this Agreement illegal or unenforceable, this Agreement may be amended to the extent necessary in order to carry out the intention of the APSA to the Officer.

PLAN CONTROLLING

The APSA is subject to all of the terms and conditions of the Plan except to the extent that those terms and conditions are supplemented or modified by this Agreement, as authorized by the Plan. Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings assigned to them in the Plan. All determinations and interpretations of the Committee shall be binding and conclusive upon the Officer and his or her legal representatives.

QUALIFICATION OF RIGHTS

Neither this Agreement nor the existence of the APSA shall be construed as giving the Officer any right (a) to be retained as an employee of the Company; or (b) as a shareholder with respect to the shares of Common Stock underlying the APSA until the certificates for the Common Stock have been issued and delivered to the Officer.

GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana.

SUCCESSORS AND ASSIGNS

This agreement shall be binding upon and inure to the benefit of the successors, assigns and heirs of the respective parties, subject to the other provisions hereof.

WAIVER

The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver thereof or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

TITLES

Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of the Agreement.

IN WITNESS WHEREOF, the Company and the Officer have agreed to the terms and conditions of this Award all as of the day and date first above written.

By:__________________________         By: __________________________
The Company                                                         Officer
John H. Kahle                                                         (Name)
Executive Vice President,
General Counsel, Secretary
Kimball International, Inc.